UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2006

MERCHANDISE CREATIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-50983	20-1703887
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8201 Towne Main Drive #1421
Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:		(972) 987-5880

(Former Name or Former Address, if Changed Since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 7, 2006, the Registrant closed a Note and Warrant Purchase Agreement (the “Agreement”) with Vision Opportunity Master Fund, Ltd. (“Vision”), pursuant to which the Registrant issued a secured convertible promissory note in the principal amount of $8,000,000 (the “Note”), payable in full on December 7, 2009. The Note bears an interest rate of 5% per annum, payable in cash quarterly, commencing on March 1, 2007 and on the first business day of each subsequent three-month period. The Note is secured by all of the Registrant’s right, title and interest in and to all of its current and future assets including accounts receivable, personal and fixed property and intangible assets.

The Note may be converted, at any time and in whole or part, at the option of Vision, into such number of shares of common stock of the Registrant as is determined by dividing (x) that portion of the outstanding principal balance under the Note as of such date that Vision elects to convert by (y) the Conversion Price of $2.25 per share, provided, however, that the Conversion Price is subject to adjustment as described in the Note. In the event the Registrant completes a private placement of its common stock for aggregate gross proceeds of $12,000,000 (the “Mandatory Conversion Date”) or more, the outstanding principal amount of the Note plus all accrued and unpaid interest must be, at the option of Vision, either (A) converted into a number of fully paid and nonassessable shares of common stock of the Registrant equal to the quotient of (y) the principal amount of the Note plus all accrued and unpaid interest outstanding on the Mandatory Conversion Date divided by (z) the Conversion Price, or (B) exchanged for an amount in cash equal to the principal amount of the Note plus accrued and unpaid interest outstanding on the Mandatory Conversion Date.

In connection with the issuance of the Note, and for no additional consideration, the Registrant issued to Vision 1,777,777 Class A warrants, 1,777,777 Class B warrants and 3,555,555 Class J warrants, each of which is exercisable, following conversion of the note, into one share of common stock at $.01 per share for the A and B warrants and $2.25 per share for the J warrants. The A and B warrants expire in December 2011 and the J warrants expire in august 2011.

The Registrant has agreed to register all of the securities underlying the note and the warrants with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Name and/or Identification of Exhibit

10.1	Note and Warrant Purchase Agreement
10.2	Form of Convertible Note
10.3	Registration Rights Agreement
10.4	Escrow Agreement
10.5	Form of Series A Warrant
10.6	Form of Series B Warrant
10.7	Form of Series J Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCHANDISE CREATIONS , INC.
(Registrant)

Signature	Title	Date

/s/ Robert Turner	President and CEO	December 11, 2006
Robert Turner

/s/ Robert Turner	Secretary	December 11, 2006
Robert Turner

/s/ Robert Turner	Chief Financial Officer	December 11, 2006
Robert Turner

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